EXHIBIT 1.1

Web Event to Feature Healthcare Insurance Technology Experts from Pivotal and Microsoft

Web Event Topic: “The Paper Shuffle: What is it Really Costing You?”

FOR IMMEDIATE RELEASE

Vancouver, BC — August 12, 2004 — Pivotal Corporation, a CDC Software company, and a leading CRM solution provider for mid-sized enterprises, will host: “The Paper Shuffle: What is it Really Costing You?”— a Web event featuring healthcare payer technology experts David Self from Pivotal and Dennis Schmuland, Microsoft’s Industry Manager for Global Health on Wednesday, August 18, 2004 at 1:00 p.m. EDT (10:00 a.m. PDT).

Health care payers face the opposing challenges of delivering high quality, affordable healthcare insurance while generating a meaningful return for stakeholders. This practical web event will explore how available technologies can help payers reduce paper-intensive processes to streamline the sales, underwriting and enrollment process — enhancing productivity, reducing costs and growing revenue and membership.

Speakers:

David Self General Manager, Healthcare Solutions, Pivotal has more than 15 years of experience working with healthcare payers and the technologies specific to the industry.

Dennis Schmuland MD FAAFP, Global Industry Manager for Health Plans, is Microsoft’s chief strategist responsible for driving Microsoft’s thought leadership and strategy for the health insurance industry.

Web Event Details:

DATE: Wednesday, August 18, 2004
TIME: 10:00 a.m. PDT / 1:00 p.m. EDT
DURATION: 1 Hour
REGISTER: http://pivotal-marketing.com/mk/get/081804_HC_WEB_EVENT_NEW?Source=PR

About Pivotal Corporation
Pivotal Corporation, a software unit of chinadotcom corporation [NASDAQ: CHINA], is a leading CRM company that is 100 percent purpose-built to serve the demanding requirements of mid-sized enterprises — a powerful, highly flexible application platform, a complete set of CRM applications, and low-cost, results-producing implementation services. Pivotal delivers software and services that are designed to produce meaningful increases in revenues, margins and customer loyalty for companies and business units in the revenue range of $100 million to $3 billion. More than 1,700 companies around the world have licensed Pivotal including: Centex Homes, Farm Credit Services of America, Premera Blue Cross, Qiagen, Sharp Electronics Corporation and WellCare Health Plans.

Pivotal’s complete CRM software suite includes a powerful application platform and additional capabilities in contact centers, partner management and interactive selling. For more information, visit www.pivotal.com.

Forward Looking Statements

This press release contains forward-looking statements that involve a number of known and unknown risks, uncertainties and other factors that may cause actual results of events to differ materially from those anticipated in our and chinadotcom’s forward-looking statements. Factors that could cause actual results to differ materially include a number of risks, uncertainties and other factors, such as the need to develop, integrate and deploy applications to meet our customer’s requirements, the possibility of development or deployment difficulties or delays, the dependence on our customer’s satisfaction with Pivotal’s CRM software, its continued commitment to the deployment of the solution, and the risks involved in developing software solutions and integrating them with third-party software and services. Although we and chinadotcom believe that the expectations reflected in our and chinadotcom’s forward-looking statements are reasonable, individual results may vary, and neither we nor chinadotcom can guarantee future results, levels of activity, performance or achievements or other future events. Moreover, neither we, chinadotcom nor anyone else assumes responsibility for the accuracy or completeness of forward-looking statements.

Press Contact:

Leslie Castellani
Pivotal Corporation
Tel: 604/699-8151
Email: lcastellani@pivotal.com

© 2004 Pivotal Corporation. All rights reserved. Pivotal is a registered trademark of Pivotal Corporation. All other trade names mentioned are trademarks and/or registered trademarks of their respective owners.